AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

Amended and Restated Distribution Agreement effective as of February 1, 2008, by and between QUANTITATIVE GROUP OF FUNDS (formerly U.S. BOSTON INVESTMENT COMPANY), a Massachusetts business trust (the “Trust”) and U.S. BOSTON CAPITAL CORPORATION, a Massachusetts corporation (“U.S. Boston Capital”).

WHEREAS, the Trust and U.S. Boston Capital are desirous of entering into an agreement providing for the distribution by U.S. Boston Capital of shares of the Trust;

NOW, THEREFORE, in consideration of the mutual agreements contained in the Terms and Conditions of Distribution Agreement attached to and forming a part of this Contract (the “Terms and Conditions”), the Trust hereby appoints U.S. Boston Capital as a distributor of shares of the Trust, and U.S. Boston Capital hereby accepts such appointment, all as set forth in the Terms and Conditions.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, QUANTITATIVE GROUP OF FUNDS and U.S. BOSTON CAPITAL CORPORATION have each caused this Distribution Agreement to be signed in duplicate in its behalf, all as of the day and year first above written.

QUANTITATIVE GROUP OF FUNDS

By: /s/ Willard L. Umphrey

Willard L. Umphrey

President and Chairman

U.S. BOSTON CAPITAL CORPORATION

By: /s/ Deborah A. Kessinger

Deborah A. Kessinger

President

TERMS AND CONDITIONS

OF

AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

1.	Sale of Shares to U.S. Boston Capital and Sales by U.S. Boston Capital.

A.                The Trust grants to U.S. Boston Capital, an affiliate of the Trust’s investment adviser, Quantitative Investment Advisors, Inc., the right and option to purchase shares of beneficial interest of each class of each Series of the Trust (the “Shares”) for sale to investors either directly or indirectly through other broker-dealers. U.S. Boston Capital is not required to purchase any specified number of shares, but will purchase from the Trust only a sufficient number of Shares as may be necessary to fill unconditional orders received from time to time by U.S. Boston Capital from investors and dealers. Upon receipt of registration instructions in proper form and payment for such shares, U.S. Boston Capital will transmit such instructions to the Trust or its agent for registration of the shares purchased.

B.            U.S. Boston Capital shall offer Shares to the public at an offering price based upon the net asset value of the Shares, to be calculated for each class of Shares as described in the Registration Statement, including the Prospectus(es), filed with the Commission and in effect at the time of the offering, plus sales charges as approved by the U.S. Boston Capital and the Trustees of the Trust and as further outlined in the Trust’s Prospectus(es). The offering price shall be subject to any provisions set forth in the Prospectus(es) from time to time with respect thereto, including, without limitation, rights of accumulation, letters of intention, exchangeability of Shares, reinstatement privileges, net asset value purchases by certain persons and reinvestments of dividends and capital gain distributions.

C.               In the case of all Shares sold to investors through other broker-dealers, a portion of applicable sales charges will be reallowed to such broker-dealers who are members of the National Association of Securities Dealers or, in the case of certain sales by banks or certain sales to foreign nationals, to brokers or dealers exempt from registration with the Commission. The concession reallowed to broker-dealers shall be set forth in a written sales agreement and shall be generally the same for broker-dealers providing comparable levels of sales and service.

2.                  Fee. For its services as distributor of the shares of the Trust, U.S. Boston Capital shall receive from the Trust a distribution fee at the rate and upon the terms and conditions set forth in the Distribution Plan attached as Exhibit A hereto, and as amended from time to time. The distribution fee shall be accrued daily and paid monthly within five (5) business days following the last day of each month.

3.                 Reservation of Right Not to Sell. The Trust reserves the right to refuse at any time or times to sell any of its shares for any reason deemed adequate by it.

4.                 Sales of Shares by the Trust. The Trust reserves the right to issue shares at any time directly to its shareholders as a stock dividend or stock split and to sell shares to its shareholders or to other persons at not less than net asset value.

5.                 Repurchase of Shares. U.S. Boston Capital will act as agent for the Trust in connection with the repurchase and redemption of shares by the Trust upon the terms and conditions set forth in the then current prospectus of the Trust or as the Trust acting through its Trustees may otherwise direct.

6.                 Basis of Purchases and Sales of Shares. U.S. Boston Capital’s obligation to sell shares hereunder shall be on a best efforts basis only and U.S. Boston Capital shall not be obligated to sell any specific number of shares. Shares will be sold by U.S. Boston Capital only against orders therefor. U.S. Boston Capital will not purchase shares from anyone other than the Trust except in accordance with Section 5, and will not take “long” or “short” positions in shares contrary to the Agreement and Declaration of Trust of the Trust.

7.                 Rules of NASD, Etc. U.S. Boston Capital will conform to the Conduct Rules of the National Association of Securities Dealers, Inc. and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Trust shares. U.S. Boston Capital also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sales of shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

8.                 Independent Contractor. U.S. Boston Capital shall be an independent contractor and neither U.S. Boston Capital nor any of its officers or employees as such, is or shall be an employee of the Trust. U.S. Boston Capital is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. U.S. Boston Capital assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

9.                 Expenses. The Trust will pay or reimburse U.S. Boston Capital for all expenses of qualifying shares of the Trust for sale under the securities or so-called “Blue Sky” laws of any state and of registering shares under the Federal Securities Act of 1933 and Investment Company Act of 1940. U.S. Boston Capital will pay all expenses of preparing, printing and distributing advertising and sales literature and the Trust will pay all costs of the preparation and printing of prospectuses and reports as required by said Acts and the direct expenses of the issue of shares.

10.               Indemnification of Trust. U.S. Boston Capital agrees to indemnify and hold harmless the Trust and each person who has been, is, or may hereafter be a Trustee of the Trust against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of U.S. Boston Capital or any agent or employee of U.S. Boston Capital or any other person for whose acts U.S. Boston Capital is responsible or is alleged to be responsible, unless such misrepresentation or omission was made in reliance upon written information furnished by the Trust. U.S. Boston Capital also agrees likewise to indemnify and hold harmless the Trust and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of U.S. Boston Capital’s failure to exercise reasonable care and diligence with respect to its services rendered in connection with investment, reinvestment, employee benefit and other plans for shares. The term “expenses” includes amounts paid in satisfaction of judgments or in settlements which are made with U.S. Boston Capital’s consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or a Trustee may be entitled as a matter of law.

11.                Indemnification of U.S. Boston Capital. The Trust agrees to indemnify and hold harmless U.S. Boston Capital, its several officers, employees and directors, and any person who controls U.S. Boston Capital within the meaning of Section 15 of the Securities Act of 1933, against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact in the Registration Statement or prospectus, provided that in no event shall anything contained in this Agreement be construed so as to protect U.S. Boston Capital against any liability to the Trust or its shareholders to which U.S. Boston Capital would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties under this Agreement.

12.               Assignment Terminates this Contract; Amendments of this Contract. This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Contract may be amended only if such amendment be approved either by action of the Trustees of the Trust or at a meeting of the shareholders of the Trust by the affirmative vote of a majority of the outstanding shares of the Trust, and by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Distribution Plan or this Contract by vote cast in person at a meeting called for the purpose of voting on such approval.

13.               Effective Period and Termination of this Contract. This Contract shall take effect upon the date first above written and shall remain in full force and effect continuously as to a series of the Trust (“Series”) (unless terminated automatically as set forth in Section 12) until terminated:

(a)

Either by such Series or U.S. Boston Capital by not more than sixty (60) days’ nor less than ten (10) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

(b)

Automatically as to any Series at the close of business on the second anniversary of the execution of this Contract or upon the expiration of one year from the effective date of the last continuance of this Contract, whichever is later, if the continuance of this Contract is not specifically approved at least annually by the Trustees of the Trust or the shareholders of such Series by the affirmative vote of a majority of the outstanding shares of such Series, and by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Distribution Plan or this Contract by vote cast in person at a meeting called for the purpose of voting on such approval.

Action by a Series of the Trust under (a) above may be taken either (i) by vote of the Trustees of the Trust, or (ii) by the affirmative vote of a majority of the outstanding shares of such Series. The requirement under (b) above that continuance of this Contract be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

Termination of this Contract pursuant to this Section 12 shall be without the payment of any penalty.

If this Contract is terminated or not renewed with respect to one or more Series, it may continue in effect with respect to any Series as to which it has not been terminated (or has been renewed).

14.               Certain Definitions. For the purpose of this Contract, the “affirmative vote of a majority of the outstanding shares” means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Trust or the Series, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust or the Series, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Trust or the Series, as the case may be, entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “interested persons” and “assignment” shall have the meanings defined in the Investment Company Act of 1940, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act. Certain other items used herein that are not otherwise defined have the meaning given in the current prospectus of the Trust or constituent agreements or documents of the Trust.

EXHIBIT A

AMENDED AND RESTATED

DISTRIBUTION PLAN

This Plan (the “Plan”) constitutes the Amended and Restated Distribution Plan of QUANTITATIVE GROUP OF FUNDS, a Massachusetts business trust (the “Trust”).

Section 1.        The Trust will pay to U.S. BOSTON CAPITAL CORPORATION (“U.S. BOSTON CAPITAL”), a Massachusetts corporation which acts a principal distributor of the Trust’s shares (the “Distributor”), a monthly fee for acting as principal distributor at the annual rate set forth in Schedule A attached hereto, and as amended from time to time. The fee for each series of the Trust (“Series”) and each class of shares of such Series (individually, a “Class” and collectively, the “Classes”) shall be based upon the average net asset value of such Series held in shareholder accounts opened during the period the Plan is in effect (“Qualified Accounts”). The net asset value of each Series and each Class shall be determined at the close of each business day during each month. Such fee shall be computed for each Series and Class shall be paid from the assets of each such Series and Class.

Section 2.        This Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities of the Trust.

Section 3.        This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the “Act”) or the rules regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Qualified Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 4.        This Plan shall continue in effect for a period more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan’s Section 3.

Section 5.          Any person authorized to direct the and disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall Provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so extended and the purposes for which such expenditures were made.

Section 6.          This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the Trust’s outstanding voting securities.

Section 7.          All agreements with any person relating to Implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A.

That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the Trust’s outstanding voting securities, on not more than 60 days’ written notice to any other party to the agreement; and That such agreement shall terminate automatically in the event of its assignment.

Section 8.          This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding voting securities of the Trust, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3.

Section 9.          (a)       As used in this Plan, the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it. For so long as this Plan is in effect, selection and nomination of those Trustees of the Trust who are not interested persons of the Trust shall he committed to the discretion of such is interested Trustees.

(b)       As used in this Plan, the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

SCHEDULE A

to the Amended and Restated

Distribution Plan

Effective as of February 1, 2008

Quantitative Group of Funds

A. Ordinary Shares	Annual Distribution Fee	Service Fee
Quantitative Small Cap Fund	0.25%	0.00%
Quantitative Long/Short Fund	0.25%	0.00%
Quantitative Emerging Markets Fund	0.25%	0.00%
Quantitative Foreign Value Fund	0.25%	0.00%

B. Institutional Shares	Annual Distribution Fee	Service Fee
Quantitative Small Cap Fund	0.00%	0.00%
Quantitative Long/Short Fund	0.00%	0.00%
Quantitative Emerging Markets Fund	0.00%	0.00%
Quantitative Foreign Value Fund	0.00%	0.00%